Exhibit 15.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Sungy Mobile Limited:

We consent to the incorporation by reference in the registration statement (No. 333-197416) on Form S-8 of Sungy Mobile Limited of our report dated April 15, 2015, with respect to the consolidated balance sheets of Sungy Mobile Limited as of December 31, 2014 and 2013, and the related consolidated statements of comprehensive income (loss), changes in equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 2014, which report appears in the December 31, 2014 annual report on Form 20-F of Sungy Mobile Limited.

/s/ KPMG Huazhen (SGP)

Beijing, China

April 15, 2015